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                                                                   Exhibit 10.20

                       MANUFACTURING AND SUPPLY AGREEMENT

                                  By and among

                  LEK PHARMACEUTICAL AND CHEMICAL COMPANY, D.D.

                                       And

                            LEK PHARMACEUTICALS INC.

                                       And

                                   POZEN INC.

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
                                TABLE OF CONTENTS
                                                                            PAGE
SECTION 1.    Term .....................................................      1

SECTION 2.    Development of Manufacturing Process and DMFs for
              Product ..................................................      1

SECTION 3.    Manufacture and Purchase of Product ......................      2

SECTION 4.    Exclusivity Obligations ..................................      3

SECTION 5.    Purchase Price; Additional Consideration .................      3

SECTION 6.    Warranties ...............................................      4

SECTION 7.    Delivery .................................................      5

SECTION 8.    Acceptance Testing; Rejection ............................      5

SECTION 9.    Confidential Information .................................      7

SECTION 10.   Process Implementation; Quality Control ..................      9

SECTION 11.   Drug Master File; Regulatory Matters .....................     10

SECTION 12.   Indemnification; Insurance ...............................     11

SECTION 13.   Cancellation .............................................     13

SECTION 14.   Termination ..............................................     14

SECTION 15.   Effects of Cancellation or Termination ...................     15

SECTION 16.   Waiver ...................................................     15

SECTION 17.   Assignment ...............................................     15

SECTION 18.   Relationship of the Parties ..............................     16

SECTION 19.   Further Assurances .......................................     16

SECTION 20.   Use of Party's Name ......................................     16

SECTION 21.   Applicable Law ...........................................     16

SECTION 22.   Dispute Resolution .......................................     16

SECTION 23.   Entire Agreement .........................................     16

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                       MANUFACTURING AND SUPPLY AGREEMENT

         This Agreement (the "Agreement") is made this _____ day of October, 2001 (the "Effective Date") by and among Lek Pharmaceutical And Chemical Company, d.d., a corporation organized under the laws of Slovenia with its principal offices located at Verovskova 57, 1526 Ljubljana, Slovenia ("Lek"), Lek Pharmaceuticals Inc., a Delaware corporation with its principal offices located at 115 North Third St., Suite 301, in Wilmington, North Carolina 28401, USA ("LPI"), and POZEN INC., a Delaware corporation with its principal offices at 6330 Quadrangle Drive, Suite 240, in Chapel Hill, North Carolina 27517, USA ("POZEN") (each individually a "Party" and collectively the "Parties").

         Definitions:

         When used in this Agreement, the terms listed in Exhibit A will have the meaning as defined therein.

         SECTION 1. Term. Subject to earlier termination according to the provisions of Sections 13 and 14 hereunder, the initial term of this Agreement will commence on the Effective Date and will continue until the fifteenth (15th) anniversary of the Date of First Commercial Sale of the Finished Product (the "Initial Term"). Thereafter, the term will extend and be automatically renewed for ******** (each an "Extension Term") unless canceled or terminated according to the provisions in Sections 13 and 14 hereunder.

         SECTION 2.  Development of Manufacturing Process and DMFs for Product.

             (a) Lek will use commercially reasonable efforts to develop a Manufacturing Process for X Product that satisfies the ******** parameters of the Specifications in Exhibit B-2 in accordance with the project plan attached hereto as Exhibit D, and POZEN will fund the cost of development of such Manufacturing Process according to the development budget set forth in Exhibit
D. Lek will file the DMFs for such X Product with the U.S. and European regulatory authorities, and upon request of POZEN or its Licensees, with other regulatory authorities where required for the marketing and sale of the Finished Product.

             (b) Lek will manufacture and deliver to POZEN and its Licensees quantities of X Product ("Development Quantities") required to support the filing of the X Product DMFs for the US, Europe and other portions of the Territory where the Finished Product containing X Product will be marketed, in accordance with the project plan attached hereto as Exhibit D. The price for the Development Quantities of X Product manufactured by Lek under this Agreement will be ******** per kilogram, less the amount of the development funding provided by POZEN to Lek pursuant to Section 2(a) above, and will be paid to Lek in United States dollars not later than thirty (30) days from the date of receipt of the invoice which will be submitted at the time of delivery.

             (c) Lek will provide POZEN with monthly written status reports describing the progress made in the development of the manufacturing process for the X Product compared against the project plan attached as Exhibit D.

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          (d)    Lek will use commercially reasonable efforts to perform the project plan as attached hereto as Exhibit G, and will provide POZEN with data and documentation on Y Product required to support the filing by POZEN or its Licensees for Regulatory Approvals of Finished Product containing Y Product for the US, Europe and other portions of the Territory where the Finished Product containing Y Product will be marketed. Lek will provide monthly written status reports describing the progress made compared against the project plan in Exhibit G.

          (e) Lek will provide POZEN with reasonable assistance in response to requests for technical or scientific information and documentation, including information and documentation to support the filing in the US, Europe and other portions of the Territory where the Finished Product will be marketed, for Regulatory Approvals of Finished Product, and making available personnel to meet with representatives of POZEN, its Licensees or Regulatory Authorities, as may be required by POZEN in connection with this Agreement.

      SECTION 3. Manufacture and Purchase of Product.

          (a) Subject to the terms and conditions set forth herein, Lek will use commercially reasonable efforts to manufacture and deliver quantities of Product ordered by POZEN and its Licensees on the delivery dates specified in the purchase orders, as set forth in this Agreement.

          (b)    ********

          (c) The manufacture of Product will be conducted at the Lek Facility using the Manufacturing Process. LPI will coordinate shipments of Products to POZEN and its Licensees and will be responsible for invoicing POZEN and/or its Licensees.

          (d) In performing its obligations regarding the manufacture of Product, Lek will strictly adhere to all Applicable Laws (including cGMPs), Regulatory Approvals, and the CMCs and DMFs contained or referenced therein.

          (e) No later than one hundred and eighty (180) days prior to the estimated Date of First Commercial Sale of each Finished Product, POZEN is obliged to provide Lek, in a format similar to the example outlined in Exhibit C, with a non-binding ******** forecast prepared in good faith of the quantities of Product to be manufactured by Lek and a delivery schedule for the shipments of Product under this Agreement. Thereafter, as needed, but at least thirty (30) days prior to the beginning of each calendar quarter, POZEN will provide Lek with an updated ******** forecast of Product quantity requirements and delivery schedule.

          (f) Product will be ordered by POZEN pursuant to written purchase orders, which will be sent to LPI with not less than one hundred (100) days' lead time prior to the delivery date specified in such purchase order. Lek and LPI will be obligated to fill orders of quantities that do not exceed the most recent forecast for the scheduled delivery period by more than ********.

          (g) If POZEN requires and orders Product in excess of the amounts permitted to be ordered pursuant to subsection (f) above, such excess Product will be supplied by Lek at

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a mutually agreeable delivery date taking into consideration Lek's manufacturing resources, lead time for additional raw materials required, and commitments to other customers.

          (h) Lek will advise POZEN of the smallest batch size that Lek can manufacture of the X Product. Unless otherwise agreed by the Parties, POZEN will place all orders for X Product in quantities corresponding to full batch sizes. Upon request of POZEN, Lek will submit a project proposal for reducing the batch size to quantities specified by POZEN in its request. ********.

          (i) If Lek fails to supply the quantities of Product ordered by POZEN as provided herein, POZEN will have the right to engage a third party to manufacture the Product, ********.

    SECTION 4.   Exclusivity Obligations.

          (a) Exclusive Relationship. During the term of this Agreement, Lek will manufacture X Product solely and exclusively for POZEN and/ or its Licensees, and POZEN will purchase exclusively, and will use commercially reasonable efforts to include in any license agreement with its Licensees an obligation of each Licensee to purchase directly or through POZEN, X Product exclusively from Lek through LPI for the Licensee's portion of the Territory, except as expressly set forth in this Agreement or otherwise may be agreed between the Parties in writing.

          (b)    ********.

          (c)    ********.

    SECTION 5.   Purchase Price; Additional Consideration.

          (a) The initial price for the Product manufactured by Lek under this Agreement will be ******** per kilogram of X Product supplied after the Development Quantities and ********* per kilogram of Y Product and will be paid to Lek in United States dollars not later than thirty (30) days from the date of receipt of the invoice. The price may be adjusted between October 1 and October 31 of each year and such adjustment will be made effective January 1 for the following calendar year by the lesser of (i) ******** or (ii) the increase or decrease in the Producer Price Index, Pharmaceutical Preparations, Ethical (Prescription), series code PCU-2834 #1, published by the United States Department of Labor, Bureau of Labor Statistics, or comparable successor index (or some other index agreed to in writing by the Parties) during the most recent ******** period preceding each ******** for which such data are available, provided that POZEN is notified of such adjustment in writing (including the calculation and data period on which such adjustment is based) by ******** preceding the year in which the price adjustment is effective. The first price adjustment may be made effective ********. Lek will use commercially reasonable efforts to keep prices in line with actual increases in cost,********.

          (b) ********, POZEN will pay to LPI an additional consideration of ******** on Net Sales by POZEN, its affiliates or Licensees ******** ("Additonal Consideration"); ********.

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          (c)    Payments of Additional Consideration for the sale of Finished
Product containing X Product supplied by Lek through LPI will be made to LPI within ten (10) days of receipt of each royalty payment by POZEN from its Licensees. Within thirty (30) days of entering into any license agreement with a Licensee, POZEN will notify LPI in writing of such Licensee's royalty payment schedule under such license agreement. Each payment of Additional Consideration will be accompanied by a report of Net Sales of Finished Product containing X Product supplied by LPI in sufficient detail to permit confirmation of the accuracy of the payment of Additional Consideration made. LPI will have the right to cause an independent, certified public accountant reasonably acceptable to POZEN to audit those of POZEN's records required for the purpose of verifying any amounts payable under this Agreement for the previous year. ********. Such audits by LPI may be exercised ********, within ninety (90) days of the close of the previous calendar year, during normal business hours upon reasonable prior written notice to POZEN. Further, POZEN will secure from its Licensees the right to audit or have audited such Licensees' records, and to make the findings of such audits available to LPI in connection with LPI's exercise of its audit rights under this subsection (c) subject to an agreement on confidentiality between LPI and such Licensee. Adjustments will be made by the Parties to reflect the results of such audits within thirty (30) days of the date on which audit results are made available to the Parties.

          (d) If during any payment period during which Additional Consideration is owed and for ******** after the termination or expiration of this Agreement, the adjustments to gross sales result in a Net Sales amount that is a negative number, LPI will repay to POZEN within ten (10) days after receipt of such Net Sales report an amount corresponding to the amount of Additional Consideration that POZEN would have had to pay to LPI if such negative Net Sales number had been positive. ********.

       SECTION 6. Warranties.

          (a) Lek and LPI warrant that (i) Product manufactured hereunder will (A) conform to the Specifications, the applicable DMF and Applicable Laws, including, without limitation, U.S. cGMP regulations and equivalent foreign country requirements as applicable, (B) be accompanied by a certificate of analysis ("Certificate of Analysis") prepared by Lek stating the ******** delivered Product to be in compliance, until the applicable Product expiration date, with the Specifications, (C) comply with current USP and EP monographs and ICH guidelines, (D) not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, as amended ("FD&C Act") and (E) not be an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act (the "Product Warranty"); and
(ii) as of the Effective Date, the manufacturing process used in the manufacture of Product by Lek or LPI hereunder, does not infringe the intellectual property rights of any person or entity or constitute a misappropriation of the trade secrets or other intellectual property rights of any person or entity ******** (the "IP Warranty"), and that (iii) during the term of this Agreement, the Manufacturing Process and associated data and information in the DMFs (or such corresponding portions of regulatory filings as may be required in a given country, ********) for the Y Product and the X Product conform to the requirements of the Regulatory Authorities in the ******** and other portions of the Territory where the Finished Product will be marketed (parts (i), (ii), (iii) above comprise the "Limited Warranty").

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          (b)  POZEN will advise Lek of any other country in the Territory in which it intends to effect a commercial launch of the Finished Product. Lek and LPI will thereafter advise POZEN whether they are willing to make the representation contained in clause (ii) of sub-paragraph (a) with respect to such country in the Territory. In the event Lek has satisfied itself that the Manufacturing Process used in the manufacture of Product by Lek hereunder, does not infringe upon the intellectual property rights of any person or entity or constitute a misappropriation of the trade secrets or other intellectual property rights of any person or entity in any country in addition to those set forth in clause (ii) of subparagraph (a), Lek will promptly notify POZEN thereof and the country list in clause (ii) of this sub-paragraph will thereafter be deemed to be amended to include such country.

          (c) OTHER THAN THE LIMITED WARRANTY ABOVE, LEK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

          (d) During the term of the Agreement, if and when a third party is granted or asserts intellectual property rights related to the Manufacturing Process, Lek will evaluate such intellectual property and will either (i) confirm to POZEN and its Licensees that such process does not infringe any such third party intellectual property, or (ii) use commercially reasonable efforts to (1) develop an alternative noninfringing process in a timely fashion and according to the terms provided in Section 10(b) and/or 10(c), as applicable, or
(2) take such other action as may be necessary to make such process non-infringing.

    SECTION 7. Delivery. LPI will deliver Product DDU (Incoterms 2000) at the U.S. or European facility designated by POZEN, according to the schedule and in the amounts specified in the purchase orders provided by POZEN and under the provisions set out in Section 2 or 3, as applicable. Lek will test each batch of Product and supply POZEN with a Certificate of Analysis confirming that such batch meets the Specifications.

    SECTION 8. Acceptance Testing; Rejection. If a shipment of a lot of Product or any portion thereof fails to conform to the Product Warranty, then POZEN will have the right to reject such nonconforming shipment of the Product or the nonconforming portion thereof, as the case may be, in accordance with the following:

          (a)  Patent Defect.

               (i) POZEN will give written notice to Lek and LPI of its rejection (or its Licensee's or customer's rejection) hereunder, within sixty
(60) days after delivery by LPI to POZEN's or its Licensee's or customer's designated facilities of any shipment of any Product containing a Patent Defect, specifying the grounds for such rejection and, if such rejection is made for failure of the Product to conform to Specifications, deliver to Lek samples of the rejected Product.

               (ii) After receipt of such notice and samples from POZEN, Lek will be permitted, for a period of fourteen (14) business days, to analyze the Product rejected by POZEN

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for nonconformity to the Specifications, and to present its findings with respect to such Product to POZEN. If the parties cannot agree on whether the Product in question conforms to such Specifications within fourteen (14) business days of Lek's receipt of POZEN's written notice of rejection, an independent laboratory or independent consultant selected by POZEN from the list attached hereto as Exhibit F (as amended from time to time by the parties in writing) ********, will analyze both POZEN's and Lek's samples of the Product in question. Each Party may have representatives present during the independent analysis. The definitive results of such analysis by the independent laboratory or independent consultant will be binding on the parties.

              (iii) If the shipment of Product in question is determined to be nonconforming with respect to the Specifications or otherwise fails to conform to the Product Warranties, such nonconforming Product will be held for Lek's disposition, or will be returned to Lek (unless prohibited by Regulatory Authorities), ********, as directed by Lek, ********. Lek will then use its commercially reasonable efforts to replace each nonconforming shipment of Product, or the nonconforming portion thereof on a batch-by-batch basis, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof or will promptly provide POZEN with a credit therefor, at POZEN's election. If the Product was improperly rejected, POZEN will be required to accept ******** such Product and ********.

          (b) Latent Defect.

              (i) If Lek becomes aware of a Latent Defect in any shipment of Product, Lek will immediately notify POZEN as to the shipment involved, and, at POZEN's election, such Product will be deemed rejected as of the date of such notice, and Lek will use commercially reasonable efforts to replace each nonconforming shipment, or the nonconforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof, or will promptly provide POZEN with a credit therefor, at POZEN's election.

              (ii) POZEN will give written notice to Lek of its rejection (or its customer's or Licensee's rejection) hereunder, within thirty (30) days after POZEN's (or its customer's or Licensee's) discovery that a shipment of any Product contains a Latent Defect, specifying the grounds for such rejection, and if such rejection is made for failure of the Product to conform to Specifications, deliver to Lek samples of the rejected Product.

              (iii) After receipt of such notice and samples from POZEN, Lek will be permitted, for a period of fourteen (14) business days, to analyze the Product rejected by POZEN for nonconformity to the Specifications, and to present its findings with respect to such Product to POZEN. If the parties cannot agree on whether the Product in question conforms to such Specifications within fourteen (14) business days of Lek's receipt of POZEN's written notice of rejection, an independent laboratory or independent consultant selected by POZEN from the list attached hereto as Exhibit F (as amended from time to time by the parties in writing) ********, will analyze both POZEN's and Lek's samples of the Product in question. Each Party may have representatives present during the independent analysis. The definitive results of such analysis by the independent laboratory or independent consultant will be binding on the parties.

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               (iv) If the shipment of Product in question is determined to be nonconforming with respect to the Specifications or otherwise fails to conform to the Product Warranties, such nonconforming Product will be held for Lek's disposition, or will be returned to Lek, ********, as directed by Lek, ********. Lek will then use its commercially reasonable efforts to replace each nonconforming shipment of Product, or the nonconforming portion thereof on a batch-by-batch basis, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof or will promptly provide POZEN with a credit therefor, at POZEN's election. If the Product was improperly rejected, POZEN will be required to accept ******** such Product ********.

          (c) Recalls. In the event a Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product that was sold by LPI to POZEN under this Agreement or thereafter by POZEN and/or its Licensees to their customers (a "Recall"), Lek and POZEN will consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any such Recall with respect to Finished Product will be made by POZEN or its Licensees, and the final decision as to any such Recall with respect to Product that has not yet been processed into Finished Product will be made by Lek. The Party whose actions resulted in the Recall, if attributable to a Party, will bear any and all associated costs and expenses in connection with any such Recall. If the Recall is attributable to a breach of warranty by Lek or LPI or the failure of Product supplied by Lek or LPI to meet Specifications, any and all associated costs and expenses incurred as a result of such Recall will be borne by Lek. If the Recall is attributable to a determination by the FDA that the Finished Product is no longer safe and effective or due to adverse drug events which are not attributable to a breach of warranty by Lek or LPI or the failure of Product supplied by Lek or LPI to meet Specifications, any and all associated costs and expenses incurred as a result of such Recall will be borne by POZEN. In the event neither Party's actions are attributable, directly or indirectly, to the Recall, and the Recall is not attributed to adverse drug events or a determination by the FDA that the Finished Product is no longer safe and effective any and all associated costs and expenses incurred as a result of such Recall will be borne by the parties in proportion to their respective revenues from Net Sales in that country of the Territory.

          (d) Adverse Drug Events. Any adverse drug event or reaction complaint reports or any other reports or information indicating that the Product within any Finished Product has any toxicity, sensitivity reactions, or is otherwise alleged to cause illness or injury of any kind or is adulterated or misbranded will be reported promptly by POZEN to Lek, or as otherwise may be required under any applicable laws, rules or regulations, with copies of any such written reports, and Lek will thereafter expeditiously investigate the information contained in such reports and communicate such results promptly to POZEN upon conclusion of such investigation.

    SECTION 9. Confidential Information.

          (a) During the term of this Agreement and seven (7) years after termination of the Agreement, all Confidential Information furnished by POZEN to Lek or LPI, or by Lek or LPI to POZEN, relating to the subject matter hereof, will be kept confidential by the party receiving said confidential information and the party receiving said Confidential Information will

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not make use of said Confidential Information, except for purposes authorized by the Agreement, nor disclose the same to any person or firm unless previously authorized in writing to do so; provided, however, that the party receiving said Confidential Information may disclose same to its responsible officers, employees, consultants and Licensees who require said information for the purposes contemplated by this Agreement, provided that said officers, employees and consultants and Licensees have assumed obligations of confidentiality not less stringent than those contained herein.

          (b) Any other provision hereof to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the obligations of confidence and non-use herein assumed will not apply to any information which:

              (i) is lawfully, at the time of disclosure or thereafter so becomes, a part of the public domain;

              (ii) was otherwise in the receiving party's lawful possession prior to disclosure, as shown by its written record;

              (iii) is hereafter lawfully disclosed to the receiving party by a third party who is not in violation of an obligation of confidentiality to the disclosing party relative to said information;

              (iv) is, by mutual agreement of the parties hereto, released from a confidential status; or

              (v) results from research and development by the receiving Party without use and by persons without access to Confidential Information of the other Party as shown by competent evidence including, but not limited to, records contemporaneously maintained with such research and development.

          (c) Either Party may disclose Confidential Information of the other if required by legal process; provided, in each case the receiving Party timely informs the disclosing Party and uses its best efforts to limit the content of the disclosure, limit the disclosure to those specific legal parties requesting such information, maintain confidentiality to the extent possible and permit the disclosing Party to attempt by appropriate legal means to limit such disclosure in terms of content and recipient.

          (d) POZEN or its Licensees may disclose Lek Confidential Information, including, without limitation, the DMFs, to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain marketing authorization for products containing DHE. POZEN or its Licensees may disclose Lek Confidential Information (other than the DMFs) to other manufacturers in the supply chain of the Finished Product for the sole purpose of the manufacture of the Finished Product, provided that such third party manufacturers are bound by confidentiality obligations not less stringent than those contained herein, and that Lek is made a third party beneficiary of such confidentiality agreements. POZEN and its Licensees will have the right to access and reference the X Product DMF and the Y Product DMF solely for the purpose of developing and commercializing products containing DHE.

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          (e) Additionally, POZEN may disclose this Agreement (i) to prospective licensees provided such prospective licensees have a legal obligation to protect the confidentiality of said disclosure and (ii) as may be required by applicable law in connection with securities or other public filings.

SECTION 10. Process Implementation; Quality Control.

          (a) With respect to each Finished Product, Lek will permit representatives of POZEN or its designees, upon sixty (60) days prior notice,
(i) two (2) times per year prior to and for two (2) years after final Regulatory Approval to market such Finished Product and (ii) one (1) time per year thereafter during the term of this Agreement, to inspect the Lek Facility, batch records, standard operating procedures and all other records reasonably relating to the Product manufacturing process. Such inspections will take place during regular business hours and with the least possible disruption of Lek's operations. POZEN will discuss the results of any inspection with Lek. Any inspection by POZEN, if it occurs, does not relieve Lek of its sole obligation to comply with all Applicable Laws and does not constitute a waiver of any right otherwise available to POZEN. In the event that Lek's Quality Control is preparing for another previously confirmed audit with the FDA or other Regulatory Authority, POZEN's audit pursuant to this subsection (a) may be postponed for a reasonable period. POZEN will have the right to request copies of and/or examine all batch records generated in the manufacture, storage and shipment of Product under this Agreement.

          (b) Lek will provide POZEN with written notice of any planned change that is pertinent to the manufacture, testing, or storage of Product, including but not limited to changes in the Manufacturing Process, Specifications, or analytical methods. Within thirty (30) days from the date of receipt of such written notice from Lek, POZEN will notify Lek if such planned change in POZEN's reasonable judgment requires notification of a Regulatory Authority or additional testing of Product or Finished Product. If POZEN so notifies Lek, the Parties will develop a change implementation plan (including, without limitation, a regulatory strategy related thereto) within sixty (60) days from the date of POZEN's notice to Lek, and Lek will implement such planned change only after the completion of such change implementation plan. Any such change implementation plan will take into account the time required for any actions or filings required to comply with applicable regulatory requirements. In the event POZEN does not provide Lek with such written notice within the designated thirty
(30) day period, Lek is free to proceed with its planned change.

          (c) When required or requested to do so by a Regulatory Authority, POZEN may in writing modify the Specifications in Exhibit B, or request a change in the Manufacturing Process, and the Parties will agree to a specific written procedure and the costs necessary to implement any such changes related to the Specifications or Manufacturing Process. Additionally, POZEN may, from time to time, in writing suggest other modifications of the Specifications in Exhibit B or the Manufacturing Process, and in the case of Lek's approval (which will not be unreasonably withheld), the Parties will agree to a specific written procedure and the costs necessary to implement such other changes to the Specifications.

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           (d) Lek will submit to POZEN the DMF annual reports, including information on changes within any DMF, within thirty (30) days of any such reports and/or filing any such changes with any Regulatory Authority.

   SECTION 11.  Drug Master File; Regulatory Matters.

           (a) Lek will develop a Manufacturing Process and file a X Product DMF that satisfies the ******** parameters of the Specifications in Exhibit B-2 in those countries where POZEN or its Licensees intend to file a Finished Product containing the X Product for Regulatory Approval. POZEN and/or its Licensees will advise Lek in writing of the countries in which it intends to file for Regulatory Approval of a Finished Product containing the X Product at least twelve months prior to filing. In the event that significant deviations from the Specifications in Exhibit B-2 are necessary to meet regulatory requirements in a specific country, the Parties will agree to a specific written procedure to modify the Specifications in Exhibit B-2 and the costs necessary to implement any such changes.

           (b) Lek will at all times during the term of this Agreement maintain the DMFs in current and active status, and will regularly provide the Regulatory Authorities with all reports and information necessary to keep such DMFs current and in force.

           (c) Lek will inform POZEN of the results of any inspection of the Lek Facility by a Regulatory Authority that is pertinent to the manufacture, testing, or storage of Product or which could affect the manufacture and supply of the Product by Lek or LPI, regardless of whether such inspection was conducted in connection with the Product manufacture, at the conclusion of each calendar year. If such an inspection is in connection with the Product manufacture, Lek will additionally provide POZEN with a copy of the Regulatory Authority final report within three (3) days of Lek's receipt of such report. Notwithstanding the foregoing, Lek will within three (3) days of receipt provide POZEN with copies of any Form No. 483 notification, Enforcement Inspection Reports, Notice of Adverse Finding, or their analogous forms from any Regulatory Authorities ("Warning Letters") and any subsequent responses by Lek or the Regulatory Authorities relating to the manufacture of Product or the Lek Facility. Lek will have the right to redact from any documentation provided to POZEN under this subsection (c) any information that is specific to products other than the Products. In addition to the audit as provided in Section 10(a), in the event that (i) Lek receives any Warning Letters relating to the Lek Facility or (ii) POZEN has properly rejected a shipment of Product in accordance with the rejection procedures of Section 8(a) or (b) (including, if necessary, after following the independent laboratory testing procedures set forth therein) for failure to meet Specifications or otherwise to conform with the Product Warranties, POZEN will have the right to conduct an additional audit according to the terms specified in Section 10(a).

           (d) Lek will notify POZEN of any production issues or other information of which Lek becomes aware which may cause the Product to no longer conform with Regulatory Approvals or Applicable Laws or materially affect the ability of Lek or LPI to supply Product in accordance with this Agreement. Lek agrees to inform POZEN within three (3) days of receipt of notice of inquiry or inspection activity by any Regulatory Authority from a country in which POZEN or its Licensees plan to submit or have submitted dossiers for Regulatory Approval in regard to Product, and will provide POZEN with copies of any written communications received from Regulatory Authorities related to the manufacture of Product. Lek will furnish to POZEN any proposed response to inquiries from Regulatory Authorities in sufficient time to give POZEN a reasonable opportunity to review, discuss, and comment on the inquiry and the proposed response. Lek will consider POZEN's comments and appropriately address POZEN's concerns in its response.

           (e) Neither Party will use in any capacity, in connection with any manufacturing or other services to be performed under this Agreement, any individual who has been debarred pursuant to the U.S. Federal Food, Drug and Cosmetic Act or who is subject to an action, suit, claim, investigation or legal or administrative proceeding that could reasonably be expected to lead to a debarment of Lek, POZEN or any person performing manufacturing or other services hereunder. Either Party will, if so requested by the other Party, prepare and submit a certification statement as necessary to satisfy the requirements of the U.S. Federal Food, Drug and Cosmetic Act. Either Party agrees to immediately inform the other Party in writing if any person who is performing services hereunder is debarred or if such person becomes subject to an action, suit, claim, investigation or legal or administrative proceeding that could lead to a debarment of such person.

           (f) The Parties agree that a difference of opinion may reasonably exist as to the interpretation of the regulatory requirements applicable to the Product and its manufacture. If such difference of opinion exists between the Parties at any time during the term of this Agreement, the Parties will discuss in good faith how to reconcile such differences. If the Parties are unable to come to an agreement thereon after good faith negotiations, POZEN will have the right to require Lek to make such changes to the Product and its manufacture, and to provide such data and documentation as it reasonably believes necessary to comply with regulatory requirements. Lek will use commercially reasonable efforts to comply with POZEN's request. ********.

   SECTION 12. Indemnification; Insurance.

           (a) Lek's Indemnity Obligations. Except as set forth in Section 12(d) below, Lek will indemnify, defend and hold harmless POZEN and its affiliates and Licensees, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each), from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys' fees and expenses) (herein "Damages") resulting from any third party claims or suits arising out of (i) any breach by Lek of any warranty, representation, covenant or obligation hereunder, (ii) a claim that the manufacturing process used to manufacture the Product infringes the intellectual property rights of a third party in the ********, and such other countries as may be included within clause
(ii) of the Limited Warranty in Section 6(a) with agreement between the parties as provided in Section 6(b), or (iii) product liability claims relating to Product supplied by Lek hereunder to the extent such claims arise out of a failure of the Product to conform to the Product Warranties.

           (b) POZEN's Indemnity Obligations. Except as set forth in Section 12(d) below, POZEN will indemnify, defend and hold harmless Lek and its affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages resulting from any third party claims or suits arising out of (i) any breach by POZEN of any warranty, representation, covenant or obligation hereunder, (ii) a claim that the manufacture, marketing, use, distribution or sale of Finished Products (other than the manufacturing process used to manufacture the Product contained therein) infringes the intellectual property rights of a third party, or (iii) product liability claims relating to Finished Product sold or distributed by POZEN or its Licensees (except to the extent that Lek is obligated to indemnify POZEN pursuant to Section 12(a)).

           (c) Indemnification Procedures. A Party (the "indemnitee") that intends to claim indemnification under this Section 12 will notify the other Party (the "indemnitor") promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor will not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. No such claim will be settled other than by the Party defending the same, and then only with the consent of the other Party which will not be unreasonably withheld; provided that the indemnitee will have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee will have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

           (d) Limitations on Indemnification. Notwithstanding any contrary provision herein:

               (i) Neither Party will be entitled to indemnification with respect to any claim or suit to the extent such claim or suit results from (A) its own negligence or willful misconduct, or (B) any action to which it has consented in writing; and

               (ii) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

           (e) Product Liability Insurance.

               (i) Lek and POZEN will each maintain comprehensive product liability insurance to cover its indemnification obligation provided in Section 12 in the annual aggregate amount of ********, combined single limit for bodily injury and property damage per occurrence and up to ******** immediately prior to the Date of First Commercial Sale for costs associated with a recall, per occurrence and in the annual aggregate. Each of Lek and POZEN will maintain such insurance during the term of this Agreement and thereafter for so long as it customarily maintains insurance for itself for similar products and activities. Each of Lek and POZEN will cause the other to be named as an additional insured under such insurance. Each of Lek and POZEN will provide the other with at least thirty (30) days notice of any cancellation, termination or change in such insurance. Each Party shall provide the other Party with certification from its insurance company indicating its compliance with the requirements of this Section 12(e) ("Certificate of Insurance") as soon as is reasonably practicable. Each Party shall provide to the other Party an updated Certificate of Insurance on an annual basis during the term of this Agreement.

               (ii) ********.

   SECTION 13. Cancellation.

           (a) By Lek or POZEN. Either Lek or POZEN may cancel this Agreement by providing written notice to the other Party at least ******** prior to the end of the Initial Term or any Extension Term.

           (b) By Lek.

               (i) At any time following the ********* anniversary of the Date of First Commercial Sale, Lek may cancel this Agreement upon ******** written notice to POZEN if Lek decides to permanently cease the manufacture of DHE.

               (ii) If Lek provides notice of termination as provided in subsection (i) above, Lek will have the right to accelerate the delivery of Product to be supplied prior to the termination date in such quantities as determined by POZEN's and its Licensees' forecasted requirements for each year of the notice period, provided that the quantities of Product delivered to cover such requirements for a particular year of the notice period will have a shelf life of at least three (3) years as of the year of the notice period for which such Product is required by POZEN or its Licensee. If a ******** shelf life is not attainable, Lek will deliver the Product in each remaining year of this Agreement according to the normal delivery schedule procedure outlined in this Agreement or to a delivery schedule otherwise agreed upon by the Parties.

               (iii) Promptly upon providing notice of termination as provided in subsection (i) above, Lek will transfer both the open and closed portion of the DMF, which uses ergotamine tartrate as the starting material for the manufacturing process of the Product, to POZEN and/or its Licensees to be used in accordance with Section 9 hereof. The Parties will agree to a specific written procedure and the costs necessary to implement such transfer to POZEN. Lek will make its employees available to POZEN for a period of ******** after the transfer of the DMF to consult with POZEN or its designated contract manufacturer on the implementation of the manufacturing process. If such consulting activity requires travel by Lek employees to the new manufacturing site, POZEN will reimburse Lek for time and reasonable travel expenses based on Lek's standard hourly rate.

               (iv) Upon cancellation of this Agreement by Lek under this subsection (b), Lek will continue to supply POZEN with ergotamine tartrate under terms mutually agreed by the parties, and if Lek decides to permanently cease the manufacture of ergotamine tartrate, Lek will transfer the technical data package relating to the manufacture of ergotamine tartrate to POZEN and/or its Licensees to be used subject to Section 9 hereof, in addition to the DMF transferred by Lek pursuant to subsection (b)(iii) above.

           (c) By POZEN.

               (i) POZEN may cancel this Agreement upon written notice to Lek if POZEN or its Licensees decide to abandon the filing of all Regulatory Approvals or to withdraw the Finished Product in all countries of the Territory. Such cancellation will be effective immediately without further obligation except for any Product in process or unshipped Product either of which have been manufactured by Lek at POZEN's request as substantiated by POZEN's purchase orders prior to receipt of the notice of cancellation and except as detailed below in this Section 13(c)(i). In any such case, POZEN will provide Lek with as much notice as reasonably possible regarding the possibility of cancellation.
*********.

               (ii) POZEN may cancel this Agreement upon written notice to Lek in the event that Lek fails to supply ******** the Product ordered by POZEN in accordance with Section 3(f) ******** after the scheduled delivery ********.

               (iii) POZEN may cancel this Agreement upon written notice to Lek in the event that (1) Lek is unable (A) to develop a manufacturing process for X Product meeting the Specifications in Exhibit B-2 by ********, or (B) to modify such process ******** after a change of such Specifications may be required to be made or requested by POZEN for regulatory or competitive marketing reasons,
********.

               (iv) At any time following the ******** anniversary of the Date of First Commercial Sale, POZEN may cancel this Agreement upon ******** written notice to Lek.

               (v) Upon termination by POZEN pursuant to subsection (iii), if Lek within ******** thereafter develops a manufacturing process for X DHE that is substantially similar to the X Product as described in the Specifications provided in Exhibit B-2, Lek will notify POZEN thereof in writing and will offer POZEN to enter into an exclusive supply agreement for such product on terms not less favorable to POZEN than those provided for with respect to the X Product in this Agreement. If POZEN is interested in entering into such agreement, the Parties will negotiate and execute a substantially similar supply agreement for such product ******** thereafter. If POZEN declines to enter into such relationship or does not respond to Lek's offer ******** after receipt thereof, Lek will be free to sell such product to third parties without further obligation to POZEN.

   SECTION 14. Termination.

           (a) Default. If either Party materially defaults in the performance of a material provision of this Agreement, and does not remedy that default to the other Party's reasonable satisfaction ******** after receipt of a notice of default, the Party not in default may terminate this Agreement. Termination of this Agreement pursuant to this Section 14(a) will not affect any other rights or remedies that may be available to the nondefaulting Party.

           (b) Bankruptcy. Either Party may terminate this Agreement in the event the other Party is declared bankrupt or insolvent, or makes an assignment for the benefit of its creditors, or if a receiver is appointed or any proceedings are commenced, voluntary or involuntary, by or against such bankrupt or insolvent Party under any bankruptcy or similar law

(other than a reorganization under Chapter 11 of the United States Bankruptcy Code or any successive provision), and, if instituted by a third party against a Party, such status is not cured within sixty (60) days from its occurrence.

          (c) Force Majeure. Neither Party will be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, strikes or other labor disputes, war, riot, earthquake, hurricane, fire, flood, governmental regulations or actions (a "Force Majeure Event"). Such excuse will continue only as long as the Force Majeure Event continues; provided, that if the Force Majeure Event continues for a period of more than one hundred eighty (180) days, the other Party will have the right to terminate this Agreement with written notice effective upon receipt. The Party affected by the Force Majeure Event will give immediate notice to the other Party of the extent and nature thereof and will use its best efforts to mitigate the consequences of the occurrence of such Force Majeure Event.

     SECTION 15. Effects of Cancellation or Termination.

          (a) Accrued Obligations. The cancellation or termination of this Agreement will not affect any payment obligation, fulfillment of purchase order obligation or other obligation that accrued prior thereto with the exception of the obligations specifically excused in Sections 13 and 14.

          (b) Transfer of Manufacturing Information. If and when Lek gives notice of termination of this Agreement pursuant to Section 13(b)(i), Lek will provide POZEN with a complete copy of the DMFs and reference standards necessary to transfer manufacturing (synthesis) and analytical methods associated with the Product to another manufacturer, and POZEN, its Licensees, or their respective contract manufacturers will have the right to practice the manufacturing process described in such DMFs to manufacture the Finished Product as of the Effective Date of such termination.

          (c) Survival. The rights and obligations of the Parties under Section 6, 9, 11, 12, 15, 16, 20, 21, 22 and 23 of this Agreement will survive any termination or expiration of this Agreement.

     SECTION 16. Waiver. Failure of either Party to insist in any instance on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, will not be construed as a waiver of such covenant, term, provision, condition or option in any other instance.

     SECTION 17. Assignment. This Agreement may not be assigned by a Party without the prior written consent of the other Parties except that a Party may assign this Agreement without the other Parties' consent to any entity that acquires substantially all of its stock, assets or business. In addition, POZEN may assign this Agreement without Lek's or LPI's consent, in whole or in part, to (i) any affiliate of POZEN, defined as any corporation controlled by, or under common control with, POZEN, or (ii) any partnership or joint venture or other entity directly or indirectly controlled by, or under common control with, POZEN, or (iii) a

Licensee that has the right to commercialize the Finished Product, and that is not a company listed in Exhibit E. Any permitted assignee will assume all obligations of its assignor under this Agreement.

     SECTION 18. Relationship of the Parties. The relationship between Lek and LPI, on the one hand, and POZEN, on the other hand, created by this Agreement is solely that of independent contractors. This Agreement does not create an agency, partnership or joint venture and nothing in this Agreement authorizes a Party to act for, represent or bind any other or any of its affiliates, except to the extent expressly provided in this Agreement.

     SECTION 19. Further Assurances. Lek, LPI and POZEN agree to execute, acknowledge and deliver all further documents, and perform all other acts reasonably necessary and appropriate to fulfill the purposes of this Agreement.

     SECTION 20. Use of Party's Name. Neither Party may use the other Party's name, trade names or trademarks in any manner without the express written consent of that Party. Notwithstanding the above, as may be required by applicable law, the Parties and their affiliates will be permitted to use the other Party's name and to disclose the existence and terms of this Agreement in connection with securities or other public filings. POZEN may additionally disclose this Agreement in connection with its financing and licensing activities.

     SECTION 21. Applicable Law. This Agreement will be construed and enforced in accordance with the laws of the United States of America, State of North Carolina, without regard to its conflict of laws provisions and without regard to the United Nations Convention on the International Sale of Goods.

     SECTION 22. Dispute Resolution. Any material disputes or disagreements between the Parties arising hereunder will be referred to the Chief Executive Officer of POZEN, the President of the Board of Management of Lek and the President and CEO of LPI or their designees for good faith resolution for a period of thirty (30) days. If the Parties are not able to settle their dispute or disagreement during such thirty (30) day period, such dispute or disagreement will be settled by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association. Upon request by a Party, arbitration will be by a panel of three arbitrators within thirty (30) days of such arbitration request. Lek and LPI will jointly select one arbitrator, POZEN will select one arbitrator, and the third will be mutually agreed upon in writing by the Parties. In any such arbitration, the Parties will select a panel with relevant experience in the pharmaceutical industry. Judgment upon the award rendered by the panel will be final and nonappealable and may be entered in any court having jurisdiction thereof. The parties will be entitled to all discovery in like manner as if the arbitration were a civil suit in the federal district courts located in Wilmington, North Carolina. Any arbitration will be held in Wilmington, North Carolina, unless the parties hereto mutually agree in writing to another place. The prevailing Party in any arbitration action to enforce or interpret this Agreement will be entitled to recover reasonable costs and attorneys' fees from the non-prevailing Party.

     SECTION 23. Entire Agreement. This Agreement, with its attached Exhibits, constitutes the entire agreement between the Parties concerning this subject matter and supersedes all previous agreements, whether written or oral. This Agreement may not be modified orally, and no modification will be effective unless in writing signed by duly authorized representatives of both Parties. Any preprinted provision on any forms used by a Party in connection with shipments hereunder (e.g., purchase orders, acknowledgments, invoices, etc.) will be of no effect despite any provision to the contrary, unless that provision specifically refers to and purports to modify this Agreement and that writing is signed by duly authorized representatives of Lek, LPI and POZEN.

     In Witness Whereof, the Parties have executed this Agreement effective as of the Effective Date.


Lek Pharmaceutical and Chemical       POZEN INC.
Company, D.D.


By:_____________________________      By:____________________________________

Name:___________________________      Name: John R. Platchetka, Pharm.D.
                                           ----------------------------------
Title:__________________________      Title: Chairman, President and CEO
                                             --------------------------------


Lek Pharmaceuticals Inc.              POZEN INC.

By:_____________________________      By:____________________________________

Name: Paul Kleutghen                  Name: Kristina M. Adomonis
     ---------------------------           ----------------------------------

Title: President & CEO                Title: Senior Vice President, Business
      --------------------------             --------------------------------
                                             Development
                                      ---------------------------------------

             [Signature Page to Manufacturing and Supply Agreement]

                                    Exhibit A

                                   DEFINITIONS

     "Applicable Laws" means any laws, rules, regulations, guidelines or guidance documents applicable to the manufacture of Product, including cGMPs of the U.S. Federal Food and Drug Administration and the European Union, any applicable environmental, health and safety laws relating to the manufacture of Product, and any other laws, regulations or guidelines applicable to the performance of this Agreement.

     "cGMP" or "cGMPs" means the current good manufacturing practices and quality systems regulations promulgated by Regulatory Authorities, as amended from time to time.

     "CMC" means the chemistry, manufacturing and controls section(s) and data in a Regulatory Approval which specifies part or all of the following: the chemical composition of Product, its components and the control and manufacturing process for Product, including any references to DMFs.

     "Confidential Information" means all information, including but not limited to data, know-how, formulations, product concepts, sample materials, business and technical information, financial data, and deal terms, whether in written form or disclosed orally, visually and/or in another tangible form, identified as "Confidential" at the time of such disclosure.

     "Date of First Commercial Sale" means the date after the grant of Regulatory Approval on which the Finished Product is first sold to an independent third party.

     "DDU (Incoterms 2000)" means the delivery term "Delivered Duty Unpaid" devised and published by the International Chamber of Commerce and attached hereto as Exhibit H.

     "DHE" means the active ingredient dihydroergotamine mesylate U.S.P., E.P and conforming to ICH guidelines, all as amended from time to time.

     "DMF" means the Y Product DMF or the X Product DMF, as applicable, and "DMFs" means the Y Product DMF and the X Product DMF.

     "Europe" means Albania, Andorra, Austria, Belgium, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russian Federation, San Marino, Serbia/Montenegro, Kosovo, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and Vatican City, and any successor states on their respective territories.

     "Finished Product" means a finished product which incorporates Product manufactured and supplied to POZEN by Lek, formulated and packaged for sale to the trade.

                                      A-1.

     "Latent Defect" means any instance where a shipment of a Product fails to conform to the applicable Specifications or fails to conform to the warranties given by Lek herein, and such failure would not be discoverable upon reasonable physical inspection or standard testing of such Product upon receipt by POZEN or its licensee or customer in accordance with standard operating procedures for the pharmaceutical industry.

     "Lek Facility" means the facility of LEK Pharmaceutical and Chemical Company d.d., Pharmaceutical Active Substance Production Division, in 61234 Menges, Kolodvorska 27, Slovenia.

     "Licensee" means a third party licensed by POZEN to develop, manufacture and/or commercialize the Finished Products.

     "Manufacturing Process" means the manufacturing process for X Product or Y Product as described in the applicable DMF.

     "Manufacturing Approvals" means all applications, licenses, permits, and other authorizations, other than Regulatory Approvals, which are required for the manufacture of Product in compliance with Applicable Laws.

     "Net Sales" means the actual amount invoiced for sale of Finished Product after deducting the following: (i) discounts, rebates (including government-mandated rebates), retroactive price reductions, samples and/or allowances actually allowed or granted from the billed amount, (ii) credits or allowances actually granted upon claims, rejections or returns, including recalls, and (iii) taxes, duties or other governmental charges levied on or measured by the billing amount; provided that if POZEN licenses the right to commercialize the Finished Product to a third party, Net Sales will have the meaning as defined in the license agreement with such third party, which definition will be comparable to the term as defined above.

     "Y Product" means DHE conforming to the specifications in Exhibit B-1.

     "Y Product DMF" means the set of documents referred to in Applicable Laws as "Drug Master File", filed with the U.S. Food and Drug Administration as DMF No. 3022, and any applicable European equivalent, as updated from time to time, which is required for some portion of the manufacture and testing of Y Product for clinical use and commercial sale.

     "North America" means the USA, Canada, Mexico, Guatemala, Belize, El Salvador, Honduras, Nicaragua, Costa Rica, Panama, and the island countries and dependencies of the Caribbean.

     "Patent Defect" means any instance where a lot of a Product fails to conform to the applicable Specifications or fails to conform to the warranties given by Lek herein, and such failure is discoverable upon reasonable physical inspection or standard testing of such Product upon receipt by POZEN or its licensee or customer in accordance with standard operating procedures for the pharmaceutical industry.

     "Product" means X Product or Y Product in bulk form.

                                      A-2.

     "Purchase Price" means the price for Product payable by POZEN to Lek pursuant to Section 5(a).

     "X Product" means X form of DHE, conforming to the specifications for X DHE in Exhibit B-2 attached hereto.

     "X Product DMF" means the set of documents referred to in Applicable Laws as "Drug Master File", to be filed with the U.S. Food and Drug Administration, and any applicable European equivalent, as updated from time to time, which is required for some portion of the manufacture and testing of X Product for clinical use and commercial sale.

     "Regulatory Approvals" means all Investigational New Drugs (INDs), new drug approvals, marketing approvals, and all other permits required for conducting clinical trials with, and for selling, the Finished Product in a particular country.

     "Regulatory Authority" means the competent government regulatory authority responsible for granting the Regulatory Approvals or the Manufacturing Approval in the applicable country or jurisdiction.

     "Specifications" means the specifications for the Y Product and the X Product as defined in Exhibits B-1 and B-2, respectively, and the applicable DMF, including (as applicable) statements of pharmaceutical manufacturing, filling, storage and quality control procedures, and labeling and packaging specifications, and other written instructions of POZEN notified to Lek from time to time. The parties acknowledge that there may be more than one form of a Product and that each such form will have its own Specifications.

     "Territory" means all countries of the world.

                                      A-3.

                                    Exhibit B

                                 SPECIFICATIONS

                                   Exhibit B-1

                                    ********

                                   Exhibit B-2

                                    ********

                                    Exhibit C

                      ******** Forecast & Delivery Schedule

                      ********

                                    Exhibit D

                                    X PRODUCT

           MANUFACTURING PROCESS DEVELOPMENT MILESTONES AND MILESTONE
                                    PAYMENTS

                                    ********

                                    Exhibit E

                                 Lek Competitors

                                    ********

                                    Exhibit F

                          Approved Testing Laboratories

                                    *********

                                    Exhibit G

                 Development Plan relating to DMF for Y Product

                                    *********

                                    Exhibit H

                              DDU (Incoterms 2000)

                                    ********